                             SECURED PROMISSORY NOTE


$[See Schedule A]                                     Sioux Falls, South Dakota
                                                      As of August 16, 1996


         FOR VALUE RECEIVED, AMERICAN CREDIT ALLIANCE, INC., a Nevada corporation ("Company"), promises to pay to the order of J.L.B. OF NEVADA, INC. ("Payee") the total principal amount set forth on Schedule "A" attached hereto, as such amount may increase from time to time by reason of additional borrowings of Company (collectively, the "Borrowings"), together with accrued interest, in full ON DEMAND after ninety (90) days notice. Company covenants to provide to Payee, promptly upon each additional Borrowing, an updated Schedule "A" reflecting the total principal amount of all Borrowings, duly initialed by its authorized representative.

         Company also promises to pay interest at the rate of 10.0% per annum on the unpaid principal amount of all Borrowings hereunder, from the date of each such Borrowing until paid in full. Payments of interest shall be made monthly in arrears on the fifth (5th) business day of each month. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America at the offices of Payee or at such other place as shall be designated in writing for such purpose.

         This Note is secured pursuant to that certain Security Agreement of even date herewith. Upon the occurrence of an Event of Default (as defined in the Security Agreement), the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Security Agreement.

         Company promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

         This note shall be governed by, interpreted under and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of laws principles thereof.
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         IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date at the place first written above.

                                                 AMERICAN CREDIT ALLIANCE, INC.


                                                 By:
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                                  SCHEDULE "A"
                                       to
                             SECURED PROMISSORY NOTE
                           dated as of August 16, 1996
                       from AMERICAN CREDIT ALLIANCE, INC.
                       in favor of J.L.B. OF NEVADA, INC.


Amount Borrowed           Date Borrowed             Total Principal      Initials of
---------------           -------------             ---------------      -----------
                                                    Outstanding          Officer
                                                    -----------          -------
$100,000.00               August 16, 1996           $ 100,000.00

$ 60,000.00               August 27, 1996           $ 160,000.00

$150,000.00               August 30, 1996           $ 310,000.00

$200,000.00               September 10, 1996        $ 510,000.00

$120,000.00               September 17, 1996        $ 630,000.00

$250,000.00               September 26, 1996        $ 880,000.00